Exhibit 99.1

FOR IMMEDIATE RELEASE

ALPHATEC SPINE ANNOUNCES EXECUTIVE LEADERSHIP CHANGES

Mike Plunkett promoted to Chief Operating Officer

CARLSBAD, CA, January 2, 2014 – Alphatec Holdings, Inc. (Nasdaq: ATEC), the parent company of Alphatec Spine, Inc., a medical device company that provides physician-inspired solutions for patients with spinal disorders, today announced that Mike Plunkett will succeed Pat Ryan as Chief Operating Officer. Mr. Ryan, who has led Alphatec Spine’s global operations since 2011, has announced his intention to resign from the company to pursue other opportunities.

Mr. Plunkett joined Alphatec Spine in 2012 as Vice President Operations, where he was responsible for U.S. operations, including supply chain, production, manufacturing engineering, facilities and information technology. In his new role, Mr. Plunkett will have responsibility for global supply chain, clinical, regulatory, quality and research and development, as well as continuing to lead and deliver improvements in global operations. In addition, he will be focused on delivering Alphatec’s next-generation pedicle screw system to the market and ensuring that there is a continuous flow of new products. Mr. Plunkett brings over 30 years of proven results and experience leading complex supply chain operations, manufacturing and program management, including serving over 24 years in the U.S. Navy, retiring with the rank of Captain in 2003. “During the last eighteen months Mike has been responsible for driving many improvements in our U.S. operations, including driving Lean Enterprise throughout the supply chain and manufacturing functions,” said Les Cross, Chairman and CEO. “Mike’s appointment to this role demonstrates the bench strength of our management team,” continued Mr. Cross. “We are placing a proven and respected executive in a key position as we continue to pursue our strategic objectives to deliver shareholder value and help improve the lives of the patients we serve across the globe.”

Mr. Plunkett will report to Mr. Cross and will begin transitioning into his new role immediately.

Pat Ryan has announced his resignation, but will stay with the Company until mid-January to transition his responsibilities.

Mr. Cross added, “Pat has delivered strong results during his time at the Company and we are grateful for the many contributions he has made, including building a team and a culture that have proven to be successful in our ongoing Company operations. We wish him all the best in his future endeavors. I am confident that Mike Plunkett will build further on the foundation Pat has established.”

In addition, Mike O’Neill, Chief Financial Officer, will assume responsibility for international commercial operations.

Mr. O’Neill joined the Company in 2010 and brings more than 30 years of experience in international businesses, including over 20 years at Johnson & Johnson. “Mike possesses a deep understanding of our international markets and customers, having dealt closely with the global commercial team over the last three years, which made him a natural choice to lead our international commercial operations,” said Mr. Cross.

- more -

About Alphatec Spine

Alphatec Spine, Inc., a wholly owned subsidiary of Alphatec Holdings, Inc., is a medical device company that designs, develops, manufactures and markets physician-inspired products and solutions for the treatment of spinal disorders associated with trauma, congenital deformities, disease and degeneration. The Company’s mission is to combine innovative surgical solutions with world-class customer service to improve outcomes and patient quality of life. The Company and its affiliates market products in the U.S. and in over 50 countries internationally via a direct sales force and independent distributors.

Additional information can be found at www.alphatecspine.com.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward looking statements. Alphatec Spine cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors. Forward looking statements include references to the launch and commercial acceptance of Alphatec Spine’s next generation pedicle screw system, future flow of new products, the ability of each of Messrs. Plunkett and O’Neill to be successful in their new responsibilities for the Company, 2013 revenue and adjusted EBITDA projections; the success of the Company’s initiatives to drive global sales growth, increase margins and increase operating efficiencies. The words “believe,” “will,” “should,” “expect,” “intend,” “estimate,” “anticipate,” and “approximately” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. Please refer to the risks detailed from time to time in Alphatec Spine’s SEC reports, including its Annual Report Form 10-K for the year ended December 31, 2012, filed on March 4, 2013 with the Securities and Exchange Commission, as well as other filings on Form 10-Q and periodic filings on Form 8-K. Alphatec Spine disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

- more -

CONTACT: Investor/Media Contact:

Christine Zedelmayer

Investor Relations

Alphatec Spine, Inc.

(760) 494-6610

czedelmayer@alphatecspine.com

- ### -